                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Energy West, Incorporated
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

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                                     Page 1

               TELEPHONE AND INTERNET VOTING IS NOT PERMITTED!

                      TIME IS SHORT -- PLEASE DON'T DELAY!

                  FAX BOTH THE FRONT AND BACK SIDES OF YOUR
             SIGNED AND DATED WHITE PROXY TODAY TO (212) 929-0308

                                                                November 6, 2003

Dear Fellow Shareholder:

    As our November 12th Annual Meeting rapidly approaches, we would like to take this opportunity to once again thank you for the patience and support you have shown us during the course of this costly and disruptive proxy contest.

    From the start of this contest, we have steadfastly maintained that we are willing to engage in constructive talks with the dissident shareholders whom we have identified as the Turkey Vulture Group, and that we would consider any reasonable action to avoid a divisive battle.

    Although we have offered board representation to the Turkey Vultures, we believe that in keeping with out fiduciary duties as Directors of your Company we simply cannot support the dissidents' attempts to gain three Board seats out of seven, or nearly one-half of your Board. We believe that to do so would not be fair to other shareholders, and we resolved that we would have to oppose the
Turkey Vultures' efforts to obtain such a controlling influence over your
Company.

    WE HAVE TRIED DILIGENTLY TO RESOLVE THIS EXPENSIVE AND DISTRACTING CONTEST
WITH THE TURKEY VULTURES TO NO AVAIL.

    We have offered board representation to the Turkey Vultures in an attempt to find a way to end this expensive and distracting proxy fight in exchange for a pledge from the Turkey Vultures that they would not launch another proxy contest at next year's Annual Meeting. It is our strong belief that your Company would benefit greatly by having a year to operate without the cloud of another expensive and disruptive proxy contest looming over us.

    Unfortunately, the Turkey Vultures have been unwilling to agree to refrain from contesting next year's Annual Meeting. In our opinion, the actions of the
Turkey Vultures speak for themselves -- they demand disproportionate board representation without putting forth any plan for our Company.

         SEND A CLEAR MESSAGE TO THE TURKEY VULTURES -- FAX YOUR VOTE ON
                             YOUR WHITE PROXY TODAY!

    Now more than ever, we are convinced that the Turkey Vultures are merely opportunists who want to make quick profits at the expense of your investment.
Please take a moment to help us fight for your Company -- Sign, Date and Fax the enclosed WHITE proxy card today.

    Remember, if you have returned a blue proxy card, you have every right to change your vote by signing, dating and returning your WHITE proxy card today.
The best way to ensure your vote is counted is to FAX BOTH SIDES of your signed and dated WHITE proxy card to us at (212) 929-0308. Alternatively, send your proxy to us by overnight delivery to the address below.

    If you have any questions, please don't hesitate to call our proxy solicitors, MacKenzie Partners at (800) 322-2885.

    With a strong showing of support from you, the owners of the Company, we can stave off the attempts of the Turkey Vultures to gain greatly disproportionate representation on your Company's board.

    Thank you again for your patience and support and we look forward to serving you in a less contentious atmosphere in the upcoming months.

                                          Sincerely,

                                          The Board of Directors

  If you have any questions or need help voting your shares, please call:

Cautionary Statement Regarding Forward Looking Statements

    This letter includes forward-looking statements, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words 'anticipates,' 'estimates,' 'expects,' 'intends,' 'plans,'
'predicts,' and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, the potential impacts from the Turkey Vulture Group's proxy contest with
Energy West, the successful completion of our debt restructuring, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters. While Energy West makes these statements in good faith, neither Energy West nor its management can guarantee that anticipated future results will be achieved. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.